As filed with the Securities and Exchange Commission on February 25, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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EDESA BIOTECH, INC.
(Exact name of registrant as specified in its charter)

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British Columbia, Canada	2836	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard IndustrialClassification Code Number)	(I.R.S. EmployerIdentification No.)

100 Spy Court
Markham, ON L3R 5H6 Canada
(289) 800-9600
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Kathi Niffenegger
Chief Financial Officer
Edesa Biotech, Inc.
100 Spy Court
Markham, ON L3R 5H6 Canada
(289) 800-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:

Jonathan Friedman Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 (818) 444-4500

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

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CALCULATION OF REGISTRATION FEE

Title of Each Class ofSecurities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value	1,016,036(2)	$4.80(3)	$4,876,972.80(3)	$633.03
Common shares, no par value	677,358(2)	$4.00(3)	$2,709,432.00(3)	$351.68
Common shares, no par value	12,364(2)	$3.20(3)	$39,564.80(3)	$5.14
Common shares, no par value	1,897,030	$3.58(4)	$6,791,367.40(4)	$881.52
Total	3,602,788		$14,417,337.00	$1,871.37

(1)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional common shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)
Represents Common Shares issuable upon the exercise of warrants by the selling shareholders named herein.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the price at which the warrants may be exercised.
(4)
Estimated solely for the purpose of computing the amount of the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, the maximum price per share and maximum aggregate offering price are based on the average of the $3.6535 (high) and $3.50 (low) sale price of the registrant’s Common Shares as reported on The Nasdaq Capital Market on February 21, 2020, which date is within five business days prior to filing this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 25, 2020

Edesa Biotech, Inc.

PRELIMINARY PROSPECTUS

3,602,788 Common Shares

We are registering an aggregate of 3,602,788 common shares, no par value (“Common Shares”), for resale by certain of our shareholders identified in this prospectus. The 3,602,788 Common Shares include (i) 1,016,036 Common Shares underlying outstanding Class A Purchase Warrants exercisable at $4.80 per share (subject to customary adjustments for share splits and dividends), (ii) 677,358 Common Shares underlying outstanding Class B Purchase Warrants exercisable at $4.00 per share (subject to customary adjustments for share splits and dividends) and (iii) 12,364 Common Shares underlying outstanding warrants issued to representatives of a Placement Agent, exercisable at $3.20 per share (subject to customary adjustments for share splits and dividends)(the “Placement Agent Warrants”), which Class A Purchase Warrants, Class B Purchase Warrants and Placement Agent Warrants were acquired from us on January 8, 2020. The remaining 1,897,030 Common Shares being registered for resale by certain of the selling shareholders were acquired from us on June 7, 2019 upon the completion of our business combination with Edesa Biotech Research, Inc., a company organized under the laws of the province of Ontario.  We are not selling any securities under this prospectus and we will not receive any proceeds from the resale of the Common Shares by the selling shareholders. Any proceeds received by us from the exercise of the warrants will be used for general corporate purposes.

The selling shareholders may offer our Common Shares from time to time in a number of different methods and at varying prices. For more information on possible methods of offer and sale by the selling shareholders, please see the section entitled “Plan of Distribution” beginning on page 25 of this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers, if any, incurred for the resale of our Common Shares.

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “EDSA.” The last reported sale price of our Common Shares on February 21, 2020 was $3.60 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company.”

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 6 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in an applicable prospectus supplement, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             2020.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus or incorporated by reference. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of Common Shares. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not done anything that would permit a public offering of the Common Shares or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of Common Shares and the distribution of this prospectus outside of the United States.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, contained or incorporated by reference in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” included elsewhere in this prospectus, the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, each included in our Annual Report on Form 10-K for the year ended September 30, 2019, filed with the SEC on December 12, 2019, which is incorporated by reference herein, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated interim financial statements and related notes, each included in our Quarterly Report on Form 10-Q filed with the SEC on February 13, 2020, which is incorporated by reference herein, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” As used in this prospectus, “Edesa,” “the Company,” “we,” “us,” and “our” refer to Edesa Biotech, Inc. and our consolidated subsidiaries, except where the context otherwise requires.

Business Overview

We are a biopharmaceutical company focused on acquiring, developing and commercializing clinical-stage drugs for dermatological and gastrointestinal indications with clear unmet medical needs. Our lead product candidate, EB01, is an sPLA2 inhibitor for the topical treatment of chronic allergic contact dermatitis (ACD), a common, potentially debilitating condition and occupational illness. EB01 employs a novel, non-steroidal mechanism of action and in two clinical studies has demonstrated statistically significant improvement of multiple symptoms in ACD patients. Our investigational new drug (IND) application for EB01 was accepted by the U.S. Food and Drug Administration (FDA) in November 2018 and we initiated patient enrollment for a Phase 2B clinical study evaluating EB01 in October 2019.

We also intend to expand the utility of our sPLA2 inhibitor technology, which forms the basis for EB01, across multiple indications. For example, in September 2019, we received approval from Health Canada to begin a proof-of-concept clinical study of EB02, an sPLA2 inhibitor, as a potential treatment for patients with hemorrhoids disease (HD). In addition to EB01 and EB02, we plan to expand our portfolio with drug candidates to treat other skin and gastrointestinal conditions.

  Competitive Strengths

  We believe that we possess a number of competitive strengths that position us to become a leading biopharmaceutical company focused on dermatological and gastrointestinal diseases, including:

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Novel pipeline addressing large underserved markets. Our product candidates are novel clinical-stage compounds that have significant scientific rationale for effectiveness. By initially targeting large markets that have significant unmet medical needs, we believe that we can drive adoption of new products and improve our competitive position. For example, we believe that the novel, non-steroidal mode of action of our lead product candidates will be an appealing alternative for managing the symptoms of ACD and HD. These diseases impact millions of people in the United States and Canada, and can have significant effects on patients’ quality of life and, in the case of many chronic ACD patients and their employers, significant workplace-related costs and limitations.

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Intellectual property protection and market exclusivity. We have opportunities to develop our competitive position through patents, trade secrets, technical know-how and continuing technological innovation. We have exclusive license rights in our target indications to multiple patents and pending patent applications in the United States and in various foreign jurisdictions. In addition to patent protection, we intend to utilize trade secrets and market exclusivity afforded to a New Chemical Entity, where applicable, to enhance or maintain our competitive position.

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Experienced management and drug development capabilities. Our leadership team possesses core capabilities in dermatology, gastrointestinal medicine, drug development and commercialization, chemistry, manufacturing and controls, public company management and finance. Our founder and Chief Executive Officer, Pardeep Nijhawan, MD, FRCPC, AGAF, is a board-certified gastroenterologist and hepatologist with a successful track record of building life science businesses, including Medical Futures, Inc., which was sold to Tribute Pharmaceuticals in 2015. In addition to our internal capabilities, we have also established a network of key opinion leaders, contract research organizations, contract manufacturing organizations and consultants. As a result, we believe we are well positioned to efficiently develop novel dermatological and gastrointestinal treatments.

 Our business strategy is to develop and commercialize innovative drug products that address unmet medical needs for large, underserved markets where there is limited competition. Key elements of our strategy include:

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Establish EB01 as the leading treatment for chronic ACD. Our primary goal is to obtain regulatory approval for EB01 and commercialize EB01 for use in the treatment of ACD. Based on promising clinical trial results in which patients treated with EB01 experienced statistically significant improvements of their symptoms with minimal side effects, we initiated a Phase 2B clinical study evaluating EB01 in the United States.

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Selectively targeting additional indications within the areas of dermatology and gastroenterology. In addition to our ACD program, we plan to efficiently generate proof-of-concept data for other programs where the inhibition of sPLA2 activity may have a therapeutic benefit. For example, given sufficient funding, we are planning a clinical study to evaluate EB02 for internal hemorrhoids.

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In-license promising product candidates. We are applying our cost-effective development approach to advance and expand our pipeline. Our current product candidates are in-licensed from academic institutions or other pharmaceutical companies, and we plan to continue to identify, evaluate and potentially obtain rights to and develop additional assets. Our objective is to maintain a well-balanced portfolio with product candidates across various stages of development. In general, we seek to identify product candidates and technology that represent a novel therapeutic approach to dermatological and gastrointestinal diseases, are supported by compelling science, target an unmet medical need, and provide a meaningful commercial opportunity. We do not currently intend to invest significant capital in basic research, which can be expensive and time-consuming.

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Capture the full commercial potential of our product candidates. If our product candidates are successfully developed and approved, we may build commercial infrastructure capable of directly marketing the products in North America and potentially other major geographies of strategic interest. We also plan to evaluate strategic licensing arrangements with pharmaceutical companies for the commercialization of our drugs, where applicable, such as in territories where a partner may contribute additional resources, infrastructure and expertise.

  Corporate Information

We were incorporated in the Province of British Columbia, Canada in 2007 and we operate through our wholly-owned subsidiaries, Edesa Biotech Research, Inc., an Ontario corporation incorporated in 2015, formerly known as Edesa   Biotech Inc., which we acquired on June 7, 2019, and Stellar Biotechnologies, Inc., a California corporation organized September 9, 1999 and acquired on April 12, 2010. Our Common Shares are traded on The Nasdaq Capital Market under the symbol “EDSA”. Our executive offices are located at 100 Spy Court, Markham, Ontario L3R 5H6 Canada and our telephone number at this location is (289) 800-9600. Our website address is www.edesabiotech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Our trademarks and trade names include, but may not be limited to, “Edesa Biotech,” and the Edesa logo.

THE OFFERING

The following summary contains basic information about the offering and the securities the selling shareholders are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities the selling shareholders are offering, please refer to the section of this prospectus titled “Description of Securities.”

Common Shares being offered by the selling shareholders
The selling shareholders are offering up to 3,602,788 Common Shares, including (i) 1,016,036 Common Shares underlying outstanding Class A Purchase Warrants exercisable at $4.80 per share (subject to customary adjustments for share splits and dividends), (ii) 677,358 Common Shares underlying outstanding Class B Purchase Warrants exercisable at $4.00 per share (subject to customary adjustments for share splits and dividends) and (iii) 12,364 Common Shares underlying outstanding warrants issued to representatives of Brookline Capital Markets, a division of Arcadia Securities, LLC, exercisable at $3.20 per share (subject to customary adjustments for share splits and dividends)(the “Placement Agent Warrants”). The remaining 1,897,030 Common Shares being registered for resale by certain of the selling shareholders were acquired from us on June 7, 2019 upon the completion of our business combination with Edesa Biotech Research, Inc.

Warrant exercisability and expiration
The Class A Purchase Warrants will be exercisable at any time on or after July 8, 2020 (the “Class A Purchase Warrant Initial Exercise Date”), at an exercise price of $4.80 per share and will expire on the third anniversary of the Class A Purchase Warrant Initial Exercise Date. The Class B Purchase Warrants will be exercisable at any time on or after July 8, 2020 (the “Class B Purchase Warrant Initial Exercise Date”), at an exercise price of $4.00 per share and will expire on the four month anniversary of the Class B Purchase Warrant Initial Exercise Date. The Placement Agent Warrants will be exercisable at any time on or after July 6, 2020 (the “Placement Agent Warrant Initial Exercise Date”), at an exercise price of $3.20 per share and will expire on the fifth anniversary of the Placement Agent Warrant Initial Exercise Date.

Common shares outstanding prior to this offering	8,859,159 shares

Common shares to be outstanding after this offering	10,564,917 shares

Use of Proceeds
All proceeds from the sale of the Common Shares under this prospectus will be for the account of the selling shareholders. We will not receive any proceeds from the sale of our Common Shares offered pursuant to this prospectus. Any proceeds received by us from the exercise of the warrants will be used for general corporate purposes, which may include working capital, capital expenditures and research and development expenses. See the section entitled “Use of Proceeds” in this prospectus.

Nasdaq Capital Market trading symbol	“EDSA”

Listing
Our Common Shares are listed for trading on the Nasdaq Capital Market. There is no established trading market for the warrants and we do not intend to list the warrants on any exchange or other trading or quotation system.

Risk Factors	See “Risk Factors” on page 6 of this prospectus to read about factors you should consider before buying Common Shares.

  The number of our Common Shares to be outstanding after the offering is based on 8,859,159 of our Common Shares outstanding as of February 21, 2020 and excludes:

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671,891 of our Common Shares issuable upon exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $3.27 per share;

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481,256 of our Common Shares available for issuance or future grant pursuant to our equity incentive plan; and

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48,914 of our Common Shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $11.19 per share.

  Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

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not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;
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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until September 30, 2021. However, if certain events occur prior to September 30, 2021, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before such date.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

  Description of Business Combination Transaction

On June 7, 2019, we completed a business combination with Edesa Biotech Research, Inc., formerly known as Edesa Biotech Inc. (“Edesa Research”), a company organized under the laws of the province of Ontario, in accordance with the terms of a Share Exchange Agreement, dated March 7, 2019, by and among us, Edesa Research and the shareholders of Edesa Research. At the closing of the transaction, we acquired the entire issued share capital of Edesa Research, with Edesa Research becoming a wholly owned subsidiary of ours. Also on June 7, 2019, in connection with and following the completion of the business combination, we effected a 1-for-6 reverse split of our Common Shares and changed our name to “Edesa Biotech, Inc.” At the closing of the transaction, the Edesa Research shareholders exchanged their shares for 88% of our outstanding shares on a fully diluted basis.

At the closing of the transaction, the Edesa Research shareholders received 6,249,780 of our Common Shares in exchange for the capital shares of Edesa Research and the holders of unexercised Edesa Research share options immediately prior to the closing of the transaction were issued replacement share options (“Replacement Options”) to purchase an aggregate of 297,422 of our Common Shares. On July 26, 2019, pursuant to the post-closing adjustment contemplated by the Share Exchange Agreement, we issued an additional 366,234 of our Common Shares to the Edesa Research shareholders and the holders of unexercised Edesa Research stock options immediately prior to the closing of the transaction were issued 17,701 additional Replacement Options to purchase our Common Shares. Following the completion of the transactions contemplated by the Share Exchange Agreement and the reverse split, there were approximately 7,504,468, of our Common Shares issued and outstanding and approximately 7,876,292 of our Common Shares outstanding on a fully-diluted basis, and the former Edesa Research shareholders and option holders owned approximately 6,931,137 of our Common Shares on a fully-diluted basis, or 88% of our Common Shares on a fully-diluted basis, and our shareholders and option holders prior to the transactions contemplated by the Share Exchange Agreement owned approximately 945,155 of our Common Shares on a fully-diluted basis, or 12% of our Common Shares on a fully-diluted basis. 1,897,030 Common Shares acquired by the Edesa Research shareholders in the business combination transaction are being registered for resale under this prospectus.

  Description of Offering and Private Placement with Selling Shareholders

On January 6, 2020, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain United States resident investors and Subscription Agreements (the “Subscription Agreements”) with certain non-U.S. investors providing for the issuance and sale by us of an aggregate of 1,354,961 of our Common Shares, in a registered direct offering (the “Offering”). In a concurrent private placement (the “Private Placement”), we agreed to sell to such investors (i) Class A Purchase Warrants to purchase an aggregate of up to 1,016,036 Common Shares, or 0.75 of a Common Share for each Common Share purchased in the Offering (the “Class A Purchase Warrants”), and (ii) Class B Purchase Warrants to purchase an aggregate of up to 677,358 Common Shares, or 0.50 of a Common Share for each Common Share purchased in the offering (the “Class B Purchase Warrants,” and together with the Class A Purchase Warrants, the “Purchase Warrants”). The price per Common Share and associated Purchase Warrants was (i) $3.20 for investors other than investors that are officers, directors, employees or consultants of the company and (ii) $4.11 for each investor that is an officer, director, employee or consultant of the company. The closing of the Offering and concurrent Private Placement occurred on January 8, 2020. The Class A Purchase Warrants and Class B Purchase Warrants will be exercisable as described in the table above. The exercise price and number of Common Shares issuable upon the exercise of the Purchase Warrants will be subject to adjustment in the event of any share dividends and splits, reverse share split, recapitalization, reorganization or similar transaction. Subject to limited exceptions, a holder of Purchase Warrants will not have the right to exercise any portion of its Purchase Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the holder may increase the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”), acted as placement agent in the United States in connection with the Offering and Private Placement pursuant to a Financial Advisory Agreement between us and Brookline dated November 5, 2019, as amended. Upon the closing of the Offering and Private Placement, Brookline received a placement agent fee of $207,475, which equals 6.5% of the gross proceeds from sales arranged by Brookline (or 3.5% in the case of sales to investors introduced by the company). Brookline did not receive any cash placement fee with respect to non-U.S. investors.  As additional compensation, we issued to Brookline the Placement Agent Warrants to purchase 12,364 Common Shares, which equals 1.25% of the number of Common Shares sold in the Offering to investors introduced by Brookline. Brookline did not receive any warrant compensation for securities issued to non-U.S investors. The company also reimbursed Brookline $55,000 for certain expenses incurred by Brookline in connection with the Offering.

The Financial Advisory Agreement provides that, for a period of nine (9) months from the closing date of the Offering, Brookline has a right of first refusal to act as a co-manager for any financing of the company by means of a fully marketed public offering, with no less than 20% of the total fees paid to the underwriters.

We received gross proceeds of approximately $4.36 million from the sale of these securities, before deducting placement agent fees and offering expenses, and excluding the exercise of any warrants.

For a detailed description of the transactions contemplated by the Share Exchange Agreement, Financial Advisory Agreement, Securities Purchase Agreement, Subscription Agreements, Purchase Warrants and Placement Agent Warrants with the selling shareholders and the securities issued or issuable pursuant thereto, see the section captioned “Selling Shareholders” in this prospectus.

We filed the registration statement on Form S-1, of which this prospectus forms a part, (i) to fulfill our contractual obligations under the Securities Purchase Agreement, Subscription Agreements and Placement Agent Warrants with the selling shareholders to provide for the resale by the selling shareholders of the Common Shares underlying the Purchase Warrants and Placement Agent Warrants and (ii) to provide liquidity to certain shareholders of the company that acquired Common Shares in our business combination transaction with Edesa Research.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Investors should carefully consider the risks described in the filings incorporated by reference in this prospectus and any prospectus supplement, including our Annual Report on Form 10-K for the transition period from January 1, 2019 to September 30, 2019 filed with the SEC, before deciding whether to invest in our securities. We expect to update the risk factors from time to time in the periodic and current reports that we file with the SEC after the date of this prospectus. These updated risk factors will be incorporated by reference in this prospectus. The risks described in our filings incorporated by reference are not the only ones we face. Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. In such case, the trading price of our Common Shares could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus and in the documents incorporated by reference as a result of different factors, including the risks we face described in the filings incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward looking statements. These forward looking statements include, but are not limited to, those concerning the following:

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our ability to fund our planned operations and implement our business plan;
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the scope, number, progress, duration, cost, results and timing of clinical trials and nonclinical studies of our current or future product candidates;
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our ability to raise sufficient funds to support the development and potential commercialization of our product candidates;
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the outcomes and timing of regulatory reviews, approvals or other actions;
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our ability to obtain marketing approval for our product candidates and otherwise execute our business plan;
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our ability to establish and maintain licensing, collaboration or similar arrangements on favorable terms and whether and to what extent we retain development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;
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the success of any other business, product or technology that we acquire or in which we invest;
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our ability to maintain, expand and defend the scope of our intellectual property portfolio;
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our ability to manufacture any approved products on commercially reasonable terms;
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our ability to establish a sales and marketing organization or suitable third-party alternatives for any approved product;
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the number and characteristics of product candidates and programs that we pursue;
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our business strategy;
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the attraction and retention of qualified employees and personnel;
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future acquisitions or investments in complementary companies or technologies; and
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our ability to comply with evolving legal standards and regulations pertaining to our industry.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” as well as similar expressions. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in this prospectus and in our most recent annual report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to reflect facts and circumstances after the date of this prospectus. Before deciding to purchase our securities, you should carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation by Reference of Certain Documents,” completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus and the documents incorporated by reference in this prospectus also refer to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Shares by the selling shareholders. We cannot predict when or if the Purchase Warrants or Placement Agent Warrants will be exercised, and it is possible that the Purchase Warrants and/or Placement Agent Warrants may expire and never be exercised. Any proceeds received by us from the exercise of such warrants will be used for general corporate purposes, which may include working capital, capital expenditures, and research and development expenses.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the exercise of the Purchase Warrants and/or Placement Agent Warrants. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

The selling shareholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

Description of Transactions with Selling Shareholders

Description of Business Combination Transaction

On June 7, 2019, we completed a business combination with Edesa Biotech Research, Inc., formerly known as Edesa Biotech Inc. (“Edesa Research”), a company organized under the laws of the province of Ontario, in accordance with the terms of a Share Exchange Agreement, dated March 7, 2019, by and among us, Edesa Research and the shareholders of Edesa Research. At the closing of the transaction, we acquired the entire issued share capital of Edesa Research, with Edesa Research becoming a wholly owned subsidiary of ours. Also on June 7, 2019, in connection with and following the completion of the business combination, we effected a 1-for-6 reverse split of our Common Shares and changed our name to “Edesa Biotech, Inc.” At the closing of the transaction, the Edesa Research shareholders exchanged their shares for 88% of our outstanding shares on a fully diluted basis.

At the closing of the transaction, the Edesa Research shareholders received 6,249,780 of our Common Shares in exchange for the capital shares of Edesa Research and the holders of unexercised Edesa Research share options immediately prior to the closing of the transaction were issued replacement share options (“Replacement Options”) to purchase an aggregate of 297,422 of our Common Shares. On July 26, 2019, pursuant to the post-closing adjustment contemplated by the Share Exchange Agreement, we issued an additional 366,234 of our Common Shares to the Edesa Research shareholders and the holders of unexercised Edesa Research stock options immediately prior to the closing of the transaction were issued 17,701 additional Replacement Options to purchase our Common Shares. Following the completion of the transactions contemplated by the Share Exchange Agreement and the reverse split, there were approximately 7,504,468, of our Common Shares issued and outstanding and approximately 7,876,292 of our Common Shares outstanding on a fully-diluted basis, and the former Edesa Research shareholders and option holders owned approximately 6,931,137 of our Common Shares on a fully-diluted basis, or 88% of our Common Shares on a fully-diluted basis, and our shareholders and option holders prior to the transactions contemplated by the Share Exchange Agreement owned approximately 945,155 of our Common Shares on a fully-diluted basis, or 12% of our Common Shares on a fully-diluted basis. 1,897,030 Common Shares acquired by the Edesa Research shareholders in the business combination transaction are being registered for resale under this prospectus.

Description of Offering and Private Placement with Selling Shareholders

On January 6, 2020, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain United States resident investors and Subscription Agreements (the “Subscription Agreements”) with certain non-U.S. investors providing for the issuance and sale by us of an aggregate of 1,354,961 of our Common Shares, in a registered direct offering (the “Offering”). In a concurrent private placement (the “Private Placement”), we agreed to sell to such investors (i) Class A Purchase Warrants to purchase an aggregate of up to 1,016,036 Common Shares, or 0.75 of a Common Share for each Common Share purchased in the Offering (the “Class A Purchase Warrants”), and (ii) Class B Purchase Warrants to purchase an aggregate of up to 677,358 Common Shares, or 0.50 of a Common Share for each Common Share purchased in the offering (the “Class B Purchase Warrants,” and together with the Class A Purchase Warrants, the “Purchase Warrants”). The price per Common Share and associated Purchase Warrants was (i) $3.20 for investors other than investors that are officers, directors, employees or consultants of the company and (ii) $4.11 for each investor that is an officer, director, employee or consultant of the company. The closing of the Offering and concurrent Private Placement occurred on January 8, 2020. The Class A Purchase Warrants and Class B Purchase Warrants will be exercisable as described under the heading “The Offering” on page 3. The exercise price and number of Common Shares issuable upon the exercise of the Purchase Warrants will be subject to adjustment in the event of any share dividends and splits, reverse share split, recapitalization, reorganization or similar transaction. Subject to limited exceptions, a holder of Purchase Warrants will not have the right to exercise any portion of its Purchase Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the holder may increase the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”), acted as placement agent in the United States in connection with the Offering and Private Placement pursuant to a Financial Advisory Agreement between us and Brookline dated November 5, 2019, as amended. Upon the closing of the Offering and Private Placement, Brookline received a placement agent fee of $207,475, which equals 6.5% of the gross proceeds from sales arranged by Brookline (or 3.5% in the case of sales to investors introduced by the company). Brookline did not receive any cash placement fee with respect to non-U.S. investors.  As additional compensation, we issued to Brookline the Placement Agent Warrants to purchase 12,364 Common Shares, which equals 1.25% of the number of Common Shares sold in the Offering and concurrent Private Placement to investors introduced by Brookline. Brookline did not receive any warrant compensation for securities issued to non-U.S investors. The company also reimbursed Brookline $55,000 for certain expenses incurred by Brookline in connection with the Offering.

The Financial Advisory Agreement provides that, for a period of nine (9) months from the closing date of the Offering, Brookline has a right of first refusal to act as a co-manager for any financing of the company by means of a fully marketed public offering, with no less than 20% of the total fees paid to the underwriters.

We received gross proceeds of approximately $4.36 million from the sale of these securities, before deducting placement agent fees and offering expenses, and excluding the exercise of any warrants.

We filed the registration statement on Form S-1, of which this prospectus forms a part, (i) to fulfill our contractual obligations under the Securities Purchase Agreement, Subscription Agreements and Placement Agent Warrants with the selling shareholders to provide for the resale by the selling shareholders of the Common Shares underlying the Purchase Warrants and Placement Agent Warrants and (ii) to provide liquidity to certain shareholders of the company that acquired Common Shares in our business combination transaction with Edesa Research.

The resale registration statement, of which this prospectus is a part, when declared effective by the SEC, permits the resale into the market from time to time over an extended period of the Common Shares underlying the Purchase Warrants and Placement Agent Warrants and the resale of a portion of the Common Shares held by certain of the selling shareholders that were acquired in our business combination transaction with Edesa Research.

When we refer to the selling shareholders in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling shareholders’ interests other than through a public sale.

The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Shares set forth in the following table. There is no requirement for the selling shareholders to sell their shares, and we do not know when, or if, or in what amount the selling shareholders may offer the Common Shares for sale pursuant to this prospectus.

The table below has been prepared based on the information furnished to us by the selling shareholders as of February 7, 2020. The selling shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We are unable to confirm whether the selling shareholders will in fact sell any or all of their Common Shares.

To our knowledge and except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationships with us or any of our affiliates. Each selling shareholder who is also an affiliate of a broker dealer, as noted below, has represented that: (1) the selling shareholder purchased in the ordinary course of business and (2) at the time of purchase of the securities being registered for resale, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of February 21, 2020, are deemed to be outstanding and beneficially owned by the person holding the options or warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 8,859,159 common shares outstanding as of February 21, 2020.

	Common Shares Beneficially Owned Prior to Offering			Common Shares Beneficially Owned After Offering
Selling Shareholders	Number	Percentage	Number of Common Shares Being Offered	Number	Percentage
Firstfire Global Opportunities Fund LLC (1)	68,360	*	68,360	-	-
KBB Asset Management (2)	105,470	1.2%	58,595	46,875	*
RRSJ Associates (3)	105,470	1.2%	58,595	46,875	*
Laurence Lytton (4)	70,313	*	39,063	31,250	*
Warberg WF VII LP (5)	28,125	*	15,625	12,500	*
William Cassano (6)	35,157	*	19,532	15,625	*
Intracoastal Capital LLC (7)	78,125	*	78,125	-	-
Robert Masters (8)	70,313	*	39,063	31,250	*
AG Family LP (9)	140,625	1.6%	78,125	62,500	*
Pichon Family Trust (10)	35,157	*	19,532	15,625	*
Lagom LLC (11)	140,625	1.6%	78,125	62,500	*
Michael Mullins (12)	10,548	*	5,860	4,688	*
Josiah Austin (13)	70,312	*	39,062	31,250	*
Craig Effron (14)	35,157	*	19,532	15,625	*
Bruce Conway (15)	63,282	*	35,157	28,125	*
Stephen Mut (16)	35,157	*	19,532	15,625	*
Jennifer A. Duncan’s Inheritors Trust (17)	35,157	*	19,532	15,625	*
Nicholas Finegold (18)	105,470	1.2%	58,595	46,875	*
YJP International Limited (19)	56,250	*	31,250	25,000	*
Starlight Investment Holdings Limited (20)	84,375	*	46,875	37,500	*
James Clancey (21)	14,063	*	7,813	6,250	*
John Moore (22)	17,580	*	9,767	7,813	*
Tomsat Investment & Trading Co. Inc. (23)	70,313	*	39,063	31,250	*
Stanford Ventures LLC (24)	175,782	2.0%	97,657	78,125	*
Bigger Capital Fund, LP (25)	58,595	1.2%	58,595	-	-
Hill Blalock, Jr. (26)	35,157	*	19,532	15,625	*
VI LLC (27)	70,313	*	39,063	31,250	*
Catalysis Partners, LLC (28)	70,313	*	39,063	31,250	*
Lee Revocable Trust (29)	35,157	*	19,532	15,625	*
Joel Levine (30)	17,813	*	7,813	10,000	*
William Nimrod (31)	14,063	*	7,813	6,250	*
The Hewett Fund LP (32)	88,595	*	58,595	30,000	*
Richard Maulit (33)	7,032	*	3,907	3,125	*
Lorin Johnson (34)	23,361	*	10,655	12,706	*
Frank and Dorothy Oakes Family Trust (35)	14,040	*	1,523	12,517	*
Kathi Niffenegger Trust (36)	37,289	*	1,523	35,766	*
Gary Koppenjan (37)	20,219	*	1,523	18,696	*
Lumira Capital II, L.P. (38)	2,154,874	23.9%	672,208	1,482,666	14.0%
Lumira Capital II (International), L.P. (39)	199,262	2.2%	62,160	137,102	1.3%
Jeff McLean (40)	140,625	1.6%	78,125	62,500	*
Bruce and Bonny Jean MacDonald (41)	70,313	*	39,063	31,250	*
James Gary Paterson (42)	70,313	*	39,063	31,250	*
10379085 Canada Inc. (43)	710,375	8.0%	222,098	488,277	4.6%
2248618 Ontario Inc. (44)	35,157	*	19,532	15,625	*
Caitlin McCain (45)	10,548	*	5,860	4,688	*
K. Jessa Medicine Prof. Corporation (46)	14,063	*	7,813	6,250	*
Michael Brooks (47)	188,227	2.1%	2,285	185,942	1.7%
York-Cav Enterprises Inc. (48)	9,663	*	3,045	6,618	*
Geoffrey Christie (49)	21,467	*	9,760	11,707	*
Paul Pay (50)	38,463	*	3,045	35,418	*
Ronnie Tarter (51)	14,063	*	7,813	6,250	*
Kassum Properties Canada Limited (52)	35,157	*	19,532	15,625	*
Sean McDonald (53)	18,551	*	4,311	14,240	*
Inveready Innvierte Biotech II, S.C.R. S.A. (54)	531,986	6.0%	159,596	372,390	3.5%

Pardeep Nijhawan Medical Professional Corporation (55)	2,127,594	24.0%	643,601	1,483,993	14.0%
Pardeep Nijhawan (56)	580,287	6.5%	161,194	419,093	4.0%
The Digestive Health Clinic Inc. (57)	224,094	2.5%	67,229	156,865	1.5%
1968160 Ontario Inc. (58)	371,727	4.2%	111,519	260,208	2.5%
William Buchanan, Jr. (59)	2,312	*	2,312	-	-
Harris Lydon (60)	4,064	*	4,064	-	-
Scott A. Katzmann (61)	2,196	*	2,196	-	-
Graham Powis (62)	1,541	*	1,541	-	-
Andrew Daniels (63)	1,360	*	1,360	-	-
Patrick Sturgeon (64)	205	*	205	-	-
Westley McGeoghegan (65)	293	*	293	-	-
Dan Weston (66)	293	*	293	-	-
Henry Moore (67)	53	*	53	-	-
Matthew Hoban (68)	47		47	-	-

(1)
Consists of (i) 41,016 Common Shares issuable upon exercise of Class A Warrants; and (ii) 27,344 Common Shares issuable upon exercise of Class B Warrants. Eli Fireman, as Managing Member of Firstfire Global Opportunities Fund LLC, has sole voting and dispositive power over all such shares.

(2)
Consists of (i) 46,875 Common Shares; (ii) 35,157 Common Shares issuable upon exercise of Class A Warrants; and (iii) 23,438 Common Shares issuable upon exercise of Class B Warrants. Steven Segal, as Managing Member, has sole control and investment direction over the reported securities that are held by KBB Asset Management. As a result, Steven Segal may be deemed to have beneficial ownership over such securities.

(3)
Consists of (i) 46,875 Common Shares; (ii) 35,157 Common Shares issuable upon exercise of Class A Warrants; and (iii) 23,438 Common Shares issuable upon exercise of Class B Warrants. Ralph Finerman, as Partner, has sole voting and dispositive power over all such shares.

(4)
Consists of (i) 31,250 Common Shares; (ii) 23,438 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants.

(5)
Consists of (i) 12,500 Common Shares; (ii) 9,375 Common Shares issuable upon exercise of Class A Warrants; and (iii) 6,250 Common Shares issuable upon exercise of Class B Warrants. Daniel Warsh, as manager, has sole voting and dispositive power over all such shares.

(6)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants.

(7)
Consists of (i) 46,875 Common Shares issuable upon exercise of Class A Warrants; and (ii) 31,250 Common Shares issuable upon exercise of Class B Warrants. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal.

(8)
Consists of (i) 31,250 Common Shares; (ii) 23,438 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants.

(9)
Consists of (i) 62,500 Common Shares; (ii) 46,875 Common Shares issuable upon exercise of Class A Warrants; and (iii) 31,250 Common Shares issuable upon exercise of Class B Warrants. Thomas Satterfield, Jr., as managing partner of the general partner of AG Family LP, has sole voting and dispositive power over all such shares.

(10)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants. Wayne M. Pichon, as trustee of the Pichon Family Trust, has sole voting and dispositive power over all such shares.

(11)
Consists of (i) 62,500 Common Shares; (ii) 46,875 Common Shares issuable upon exercise of Class A Warrants; and (iii) 31,250 Common Shares issuable upon exercise of Class B Warrants. Ray Nimrod and Marika Lindholm, as managing members of Lagom, LLC, exercise shared voting and dispositive power over all such shares.

(12)
Consists of (i) 4,688 Common Shares; (ii) 3,516 Common Shares issuable upon exercise of Class A Warrants; and (iii) 2,344 Common Shares issuable upon exercise of Class B Warrants.

(13)
Consists of (i) 31,250 Common Shares; (ii) 23,437 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants.

(14)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants.

(15)
Consists of (i) 28,125 Common Shares; (ii) 21,094 Common Shares issuable upon exercise of Class A Warrants; and (iii) 14,063 Common Shares issuable upon exercise of Class B Warrants.

(16)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants.

(17)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants. Jennifer Duncan, as trustee, has sole voting and dispositive power over all such shares.

(18)
Consists of (i) 46,875 Common Shares; (ii) 35,157 Common Shares issuable upon exercise of Class A Warrants; and (iii) 23,438 Common Shares issuable upon exercise of Class B Warrants.

(19)
Consists of (i) 25,000 Common Shares; (ii) 18,750 Common Shares issuable upon exercise of Class A Warrants; and (iii) 12,500 Common Shares issuable upon exercise of Class B Warrants. Young Soo Park, as Director of YJP International Limited, has sole voting and dispositive power over all such shares.

(20)
Consists of (i) 37,500 Common Shares; (ii) 28,125 Common Shares issuable upon exercise of Class A Warrants; and (iii) 18,750 Common Shares issuable upon exercise of Class B Warrants. Nicola Hodge, as Director of Starlight Investment Holdings Limited, has sole voting and dispositive power over all such shares.

(21)
Consists of (i) 6,250 Common Shares; (ii) 4,688 Common Shares issuable upon exercise of Class A Warrants; and (iii) 3,125 Common Shares issuable upon exercise of Class B Warrants.

(22)
Consists of (i) 7,813 Common Shares; (ii) 5,860 Common Shares issuable upon exercise of Class A Warrants; and (iii) 3,907 Common Shares issuable upon exercise of Class B Warrants.

(23)
Consists of (i) 31,250 Common Shares; (ii) 23,438 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants. Thomas Satterfield, Jr., as President, has sole voting and dispositive power over all such shares.

(24)
Consists of (i) 78,125 Common Shares; (ii) 58,594 Common Shares issuable upon exercise of Class A Warrants; and (iii) 39,063 Common Shares issuable upon exercise of Class B Warrants. Hartley Wasko, as VP, has sole voting and dispositive power over all such shares.

(25)
Consists of (i) 35,157 Common Shares issuable upon exercise of Class A Warrants; and (ii) 23,438 Common Shares issuable upon exercise of Class B Warrants. Michael Bigger, as managing member of the general partner of Bigger Capital Fund LP, has sole voting and dispositive power over all such shares.

(26)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants.

(27)
Consists of (i) 31,250 Common Shares; (ii) 23,438 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants. Timothy Cohen, as managing member, has sole voting and dispositive power over all such shares.

(28)
Consists of (i) 31,250 Common Shares; (ii) 23,438 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants. John Francis, as Managing Member, has sole voting and dispositive power over all such shares.

(29)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants. Frank Lee, as Tustee of the Lee Revocable Trust, has sole voting and dispositive power over all such shares.

(30)
Consists of (i) 10,000 Common Shares; (ii) 4,688 Common Shares issuable upon exercise of Class A Warrants; and (iii) 3,125 Common Shares issuable upon exercise of Class B Warrants.

(31)
Consists of (i) 6,250 Common Shares; (ii) 4,688 Common Shares issuable upon exercise of Class A Warrants; and (iii) 3,125 Common Shares issuable upon exercise of Class B Warrants.

(32)
Consists of (i) 30,000 Common Shares; (ii) 35,157 Common Shares issuable upon exercise of Class A Warrants; and (iii) 23,438 Common Shares issuable upon exercise of Class B Warrants. Martin Chopp, as General Partner, has sole voting and dispositive power over all such shares.

(33)
Consists of (i) 3,125 Common Shares; (ii) 2,344 Common Shares issuable upon exercise of Class A Warrants; and (iii) 1,563 Common Shares issuable upon exercise of Class B Warrants for which Richard Maulit has sole voting and dispositive power over all such shares.

(34)
Consists of (i) 8,524 Common Shares; (ii) 6,393 Common Shares issuable upon exercise of Class A Warrants; (iii) 4,262 Common Shares issuable upon exercise of Class B Warrants and (iv) 4,182 Common Shares issuable upon exercise of options that are exercisable within sixty days of February 21, 2020. Lorin Johnson is a director of the Company and has served in such capacity since June 2019.

(35)
Consists of (A)(i) 6,165 Common Shares and (ii) 5,134 Common Shares issuable upon exercise of options that are exercisable within sixty days of February 21, 2020 held by Frank Oakes and (B)(i) 1,218 Common Shares; (ii) 914 Common Shares issuable upon exercise of Class A Warrants; and (iii) 609 Common Shares issuable upon exercise of Class B Warrants held by Frank and Dorothy Oakes Family Trust for which each of Frank Oakes and Dorothy Oakes have voting and dispositive power over all such shares. Frank Oakes has been a director of the company since April 2010 and served as its Chairman of the Board until June 2019. From 1999 to 2019, Mr. Oakes also served as the President and Chief Executive Officer of the company’s legacy operating subsidiary, which he founded.

(36)
Consists of (A) 34,548 Common Shares issuable upon exercise of options that are exercisable within sixty days of February 21, 2020 held by Kathi Niffenegger and (B) (i) 1,218 Common Shares; (ii) 914 Common Shares issuable upon exercise of Class A Warrants; and (iii) 609 Common Shares issuable upon exercise of Class B Warrants held by the Kathi Niffenegger Trust for which Kathi Niffenegger has sole voting and dispositive power over all such shares. Kathi Niffenegger serves as CFO of the Company, and has served in such capacity since 2013.

(37)
Consists of (i) 1,220 Common Shares; (ii) 914 Common Shares issuable upon exercise of Class A Warrants; (iii) 609 Common Shares issuable upon exercise of Class B Warrants and (iv) 17,476 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020. Gary Koppenjan has served as Vice President, Investor Relations and Communications of the Company since June 2019 and prior to this, served as the Company’s Senior Director of Investor Relations and Communications.

(38)
Consists of (A)(i) 1,993,970 Common Shares; (ii) 96,542 Common Shares issuable upon exercise of Class A Warrants; and (iii) 64,362 Common Shares issuable upon exercise of Class B Warrants held by Lumira Capital II, L.P. and (B)(i) 184,382 Common Shares; (ii) 8,928 Common Shares issuable upon exercise of Class A Warrants; and (iii) 5,952 Common Shares issuable upon exercise of Class B Warrants held by Lumira Capital II (International), L.P., an affiliate of Lumira Capital II, L.P. Lumira Capital GP, L.P., the general partners of which are Lumira GP Inc. and Lumira GP Holdings Co., is the general partner of each of Lumira Capital II, L.P. and Lumira Capital II (International), L.P.  Each of Lumira Capital II, L.P. and Lumira Capital II (International), L.P. is managed by Lumira Capital Investment Management Inc.  Each of Lumira Capital GP, L.P., Lumira GP Inc., Lumira GP Holdings Co. and Lumira Capital Investment Management Inc. may be deemed to beneficially own the shares held by Lumira Capital II, L.P. and Lumira Capital II (International), L.P.   Peter van der Velden is an executive officer of Lumira GP Inc., Lumira GP Holdings Co. and Lumira Capital Investment Management Inc. Mr. van der Velden has served as a director of the Company since June 2019, having previously served as a director of the company’s principal operating subsidiary, Edesa Biotech Research, Inc., since September 2017. Mr. van der Velden holds 4,182 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020. Please also see footnote (39).

(39)
Consists of (A)(i) 1,993,970 Common Shares; (ii) 96,542 Common Shares issuable upon exercise of Class A Warrants; and (iii) 64,362 Common Shares issuable upon exercise of Class B Warrants held by Lumira Capital II, L.P. and (B)(i) 184,382 Common Shares; (ii) 8,928 Common Shares issuable upon exercise of Class A Warrants; and (iii) 5,952 Common Shares issuable upon exercise of Class B Warrants held by Lumira Capital II (International), L.P., an affiliate of Lumira Capital II, L.P. Lumira Capital GP, L.P., the general partners of which are Lumira GP Inc. and Lumira GP Holdings Co., is the general partner of each of Lumira Capital II, L.P. and Lumira Capital II (International), L.P.  Each of Lumira Capital II, L.P. and Lumira Capital II (International), L.P. is managed by Lumira Capital Investment Management Inc.  Each of Lumira Capital GP, L.P., Lumira GP Inc., Lumira GP Holdings Co. and Lumira Capital Investment Management Inc. may be deemed to beneficially own the shares held by Lumira Capital II, L.P. and Lumira Capital II (International), L.P.  Peter van der Velden is an executive officer of Lumira GP Inc., Lumira GP Holdings Co. and Lumira Capital Investment Management Inc. Mr. van der Velden has served as a director of the Company since June 2019, having previously served as a director of the company’s principal operating subsidiary, Edesa Biotech Research, Inc., since September 2017. Mr. van der Velden holds 4,182 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020. Please also see footnote (38).

(40)
Consists of (i) 62,500 Common Shares; (ii) 46,875 Common Shares issuable upon exercise of Class A Warrants; and (iii) 31,250 Common Shares issuable upon exercise of Class B Warrants.

(41)
Consists of (i) 31,250 Common Shares; (ii) 23,438 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants.

(42)
Consists of (i) 31,250 Common Shares; (ii) 23,438 Common Shares issuable upon exercise of Class A Warrants; and (iii) 15,625 Common Shares issuable upon exercise of Class B Warrants.

(43)
Consists of (i) 690,843 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants. Voting and investment power over the shares held by 10379085 Canada Inc. is exercised by an investment committee of PCRI Inc., the parent of 10379085 Canada Inc.

(44)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants. Michael DeGasperis, as President, has sole voting and dispositive power over all such shares.

(45)
Consists of (i) 4,688 Common Shares; (ii) 3,516 Common Shares issuable upon exercise of Class A Warrants; and (iii) 2,344 Common Shares issuable upon exercise of Class B Warrants.

(46)
Consists of (i) 6,250 Common Shares; (ii) 4,688 Common Shares issuable upon exercise of Class A Warrants; and (iii) 3,125 Common Shares issuable upon exercise of Class B Warrants. Karim Jessa, as President, has sole voting and dispositive power over all such shares.

(47)
Consists of (i)1,827 Common Shares; (ii) 1,371 Common Shares issuable upon exercise of Class A Warrants; (iii) 914 Common Shares issuable upon exercise of Class B Warrants and (iv) 184,115 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020. Michael Brooks serves as the Company’s President, a position he has held since June 2019. Prior to this, Mr. Brooks served as Vice President of Corporate Development and Strategy for the company’s principal operating subsidiary, Edesa Biotech Research, Inc., since January 2015.

(48)
Consists of (A) 4,182 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020 held by Carlo Sistilli and (B)(i) 2,436 Common Shares; (ii) 1,827 Common Shares issuable upon exercise of Class A Warrants; and (iii) 1,218 Common Shares issuable upon exercise of Class B Warrants held by York-Cav Enterprises Inc for which Carlo Sistilli, as President and Director, has sole voting and dispositive power over all such shares. Carlo Sistilli has served as a director of the Company since June 2019.

(49)
Consists of (i) 7,807 Common Shares; (ii) 5,856 Common Shares issuable upon exercise of Class A Warrants; and (iii) 3,904 Common Shares issuable upon exercise of Class B Warrants.

(50)
Consists of (i) 2,436 Common Shares; (ii) 1,827 Common Shares issuable upon exercise of Class A Warrants; (iii) 1,218 Common Shares issuable upon exercise of Class B Warrants and (iv) 32,982 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020. Paul Pay has been a member of the Company’s board of directors since June 2019, having previously served as a director of the Company’s principal operating subsidiary, Edesa Biotech Research, Inc., since its founding in January 2015.

(51)
Consists of (i) 6,250 Common Shares; (ii) 4,688 Common Shares issuable upon exercise of Class A Warrants; and (iii) 3,125 Common Shares issuable upon exercise of Class B Warrants.

(52)
Consists of (i) 15,625 Common Shares; (ii) 11,719 Common Shares issuable upon exercise of Class A Warrants; and (iii) 7,813 Common Shares issuable upon exercise of Class B Warrants. Kassum Properties Canada Limited is managed by The Six One Family Trust. Zool Kassum, as trustee of the The Six One Family Trust, has sole voting and dispositive power over all such shares.

(53)
Consists of (i) 14,369 Common Shares and (ii) 4,182 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020. Sean MacDonald has been the Company’s Chairman of the Board since June 2019, having previously served as a director of the Company’s principal operating subsidiary, Edesa Biotech Research, Inc., since September 2017.

(54)
Consists of 531,986 Common Shares. Voting and investment power over the shares held by Inveready Innvierte Biotech II, S.C.R. S.A is exercised by its board of directors.

(55)
Consists of (i) 2,116,024 Common Shares; (ii) 6,942 Common Shares issuable upon exercise of Class A Warrants; and (iii) 4,628 Common Shares issuable upon exercise of Class B Warrants for which held by Pardeep Nijhawan Medical Professional Corporation for which Pardeep Nijhawan has sole voting and dispositive power over all such shares. Pardeep Nijhawan has served as a director of the Company since June 2019 and serves as the Company’s Chief Executive Officer and Secretary. Dr. Nijhawan previously founded and led the company’s principal operating subsidiary, Edesa Biotech Research, Inc., since January 2015. Please also see footnotes 56 and 57.

(56)
Consists of (i) 537,312 Common Shares, and (ii) 42,975 Common Shares issuable upon exercise of options exercisable within sixty days of February 21, 2020. Pardeep Nijhawan has served as a director of the Company since June 2019 and serves as the Company’s Chief Executive Officer and Secretary. Dr. Nijhawan previously founded and led the company’s principal operating subsidiary, Edesa Biotech Research, Inc., since January 2015. Please also see footnotes 55 and 57.

(57)
Consists of 224,094 Common Shares held by The Digestive Health Clinic Inc. for which Pardeep Nijhawan has sole voting and dispositive power over all such shares. Pardeep Nijhawan has served as a director of the Company since June 2019 and serves as the Company’s Chief Executive Officer and Secretary. Dr. Nijhawan previously founded and led the company’s principal operating subsidiary, Edesa Biotech Research, Inc., since January 2015. Please also see footnotes 55 and 56.

(58)
Consists of 371,727 Common Shares held by 1968160 Ontario Inc. for which Nidhi Nijhawan has sole voting and dispositive power over all such shares.

(59)
Consists of 2,312 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(60)
Consists of 4,064 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(61)
Consists of 2,196 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(62)
Consists of 1,541 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(63)
Consists of 1,360 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(64)
Consists of 205 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(65)
Consists of 293 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(66)
Consists of 293 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(67)
Consists of 53 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

(68)
Consists of 47 Common Shares issuable upon exercise of Placement Agent Warrants. The selling shareholder is an affiliate of Brookline, a broker-dealer and placement agent, and at the time of the acquisition of securities by the selling shareholder, such selling shareholder did not have any arrangements or understandings with any person to distribute such securities.

CERTAIN TAX MATTERS

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax issues that may be relevant to a U.S. Holder (as defined herein) and non-U.S. Holder (as defined herein), holding and disposing of the Common Shares. Additional tax issues may exist that are not addressed in this discussion and that could affect the U.S. federal income tax treatment of the acquisition, holding and disposition of the Common Shares.

This section is based on the U.S. Tax Code, its legislative history, existing and proposed regulations, published rulings by the United States Internal Revenue Service (IRS) and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. The discussion applies, unless indicated otherwise, only to U.S. Holders and certain non-U.S. Holders who hold Common Shares as capital assets within the meaning of Section 1221 of the U.S. Tax Code (generally, as property held for investment) and use the U.S. dollar as their functional currency. It does not address special classes of holders that may be subject to different treatment under the U.S. Tax Code, such as:

●
financial institutions, insurance companies, underwriters, real estate investment trusts, or regulated investment companies;
●
controlled foreign corporations or passive foreign investment companies under the U.S. Tax Code;
●
dealers and traders in securities;
●
persons holding Common Shares as part of a hedge, straddle, conversion or other integrated transaction;
●
persons that acquired Common Shares as compensation for services;
●
partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
●
persons liable for the alternative minimum tax;
●
tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;
●
certain U.S. expatriates or former long-term residents of the United States;
●
persons that are required to accelerate the recognition of any item of gross income with respect to the Common Shares as a result of such income being recognized on an applicable financial statement; or
●
persons holding Common Shares that own or are deemed to own 10 per cent or more (by vote or value) of the company’s shares.

United States Federal Income Taxation

As used below, a “U.S. Holder” is a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized under the law of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of Common Shares that is (i) a nonresident alien individual, (ii) a corporation (or an entity treated as a corporation) created or organized in or under the law of a country other than the United States or a political subdivision thereof or (iii) an estate or trust that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal tax purposes) is a beneficial owner of Common Shares, the U.S. federal tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of Common Shares that is a partnership and partners in that partnership should consult their own tax advisers regarding the U.S. federal income tax consequences of holding and disposing of Common Shares. We have not sought a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

This summary is based upon certain understandings and assumptions with respect to the business, assets and holders, including that the company is not, does not expect to become, nor at any time has been a controlled foreign corporation as defined in Section 957 of the U.S. Tax Code (“CFC”). The company believes that it is not and has never been a CFC, and does not expect to become a CFC. In the event that one or more of such understandings and assumptions proves to be inaccurate, the following summary may not apply and material adverse U.S. federal income tax consequences may result to U.S. Holders.

GIVEN THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Taxation of Dividends

U.S. Holders

In general, subject to the passive foreign investment company (PFIC) rules discussed below, a distribution on the Common Shares will constitute a dividend for U.S. federal income tax purposes to the extent that it is made from the company’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds the current and accumulated earnings and profits of the company, it will generally be treated as a non-taxable reduction of basis to the extent of the U.S. Holder’s tax basis in the Common Shares on which it is paid, and to the extent it exceeds that basis it will be treated as capital gain. The company has not and does not plan to maintain calculations of earnings and profits under U.S. federal income tax principles. Accordingly, it is unlikely that U.S. Holders will be able to establish that a distribution by the company is in excess of its current and accumulated earnings and profits (as computed under U.S. federal income tax principles). Therefore, a U.S. Holder should expect that a distribution by the company will generally be taxable in its entirety as a dividend to U.S. Holders for U.S. federal income tax purposes even though the distribution may be treated in whole or in part as a non-taxable distribution for Canadian tax purposes.

The gross amount of any dividend on the Common Shares (which will include the amount of any Canadian taxes withheld with respect to such dividend) generally will be subject to U.S. federal income tax as foreign source dividend income, and will not be eligible for the corporate dividends received deduction. The amount of a dividend paid in Canadian dollars will be its value in U.S. dollars based on the prevailing spot market exchange rate in effect on the day the U.S. Holder receives the dividend. A U.S. Holder will have a tax basis in any distributed Canadian dollars equal to their U.S. dollar value on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of such Canadian dollars generally will be treated as U.S. source ordinary income or loss. If dividends paid in Canadian dollars are converted into U.S. dollars on the date they are received by a U.S. Holder, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to certain exceptions for short-term and hedged positions, as well as the PFIC rules, a dividend that a non-corporate U.S. Holder receives on the Common Shares will generally be subject to a maximum federal income tax rate of 20% if the dividend is a “qualified dividend.” A dividend on the Common Shares will be a qualified dividend if (i) either (a) the Common Shares are readily tradable on an established market in the United States or (b) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the Secretary of the Treasury determines is satisfactory for purposes of these rules and that includes an exchange of information program, and (ii) we were not, in the year prior to the year the dividend was paid, and are not, in the year the dividend is paid, a PFIC. The Common Shares are listed on The Nasdaq Capital Market, which should be treated as an established securities market in the United States. In any event, the U.S.-Canada Income Convention (the Treaty) satisfies the requirements of clause (i)(b), we are incorporated in and tax resident of Canada and should be entitled to the benefits of the Treaty. Based on our audited financial statements, income tax returns and relevant market and shareholder data, we believe that we likely will not be classified as a PFIC in the September 30, 2019 taxable year. There can be no assurance, however, that the company has not been classified as a PFIC in any prior taxable year or that the company will not be considered to be a PFIC for any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within the company’s control, generally cannot be determined until the close of the taxable year in question, and is determined annually. Accordingly, no assurance can be made that a dividend paid, if any, would be a “qualified dividend.” In addition, as described in the section below entitled “Passive Foreign Investment Company Rules,” if we were a PFIC in a year while a U.S. Holder held Common Shares, and if the U.S. Holder has not made a qualified electing fund election effective for the first year the U.S. Holder held the Common Shares, such Common Shares remain an interest in a PFIC for all future years or until such an election is made. The IRS takes the position that such rule will apply for purposes of determining whether the Common Shares are an interest in a PFIC in the year a dividend is paid or in the prior year, even if we do not satisfy the tests to be a PFIC in either of those years. Even if dividends on the Common Shares would otherwise be eligible for qualified dividend treatment, in order to qualify for the reduced qualified dividend tax rates, a non-corporate U.S. Holder must hold the Common Shares on which a dividend is paid for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, disregarding for this purpose any period during which the non-corporate U.S. Holder has an option to sell, is under a contractual obligation to sell or has made (and not closed) a short sale of substantially identical stock or securities, is the grantor of an option to buy substantially identical stock or securities or, pursuant to U.S. Treasury regulations, has diminished such holder’s risk of loss by holding one or more other positions with respect to substantially similar or related property. In addition, to qualify for the reduced qualified dividend tax rates, the non-corporate U.S. Holder must not be obligated to make related payments with respect to positions in substantially similar or related property. Payments in lieu of dividends from short sales or other similar transactions will not qualify for the reduced qualified dividend tax rates.

A non-corporate U.S. Holder that receives an extraordinary dividend (generally, any dividend that is in excess of 10% of the holder's adjusted basis in the Common Shares on which the dividend is paid) that is eligible for the reduced qualified dividend rates must treat any loss on the sale of the Common Shares as a long-term capital loss to the extent of the dividend. For purposes of determining the amount of a non-corporate U.S Holder’s deductible investment interest expense, a dividend is treated as investment income only if the non-corporate U.S. Holder elects to treat the dividend as not eligible for the reduced qualified dividend tax rates. Special limitations on foreign tax credits with respect to dividends subject to the reduced qualified dividend tax rates apply to reflect the reduced rates of tax.

The U.S. Treasury has announced its intention to promulgate rules pursuant to which non-corporate U.S. Holders of stock of non-U.S. corporations, and intermediaries through which the stock is held, will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because those procedures have not yet been issued, it is not clear whether we will be able to comply with them.

Non-corporate U.S. Holders of Common Shares are urged to consult their own tax advisers regarding the availability of the reduced qualified dividend tax rates with respect to dividends, if any, received on the Common Shares in the light of their own particular circumstances.

Any Canadian withholding tax imposed on dividends received with respect to the Common Shares will be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations under U.S. federal income tax law. For purposes of computing those limitations under current law, which must be calculated separately for specific categories of income, a dividend generally will constitute foreign source “passive category income” or, in the case of certain holders, “general category income.” A U.S. Holder will be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received with respect to the Common Shares to the extent the U.S. Holder has not held the Common Shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent the U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the Common Shares are not counted toward meeting the 16-day holding period required by the statute. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult with their own tax advisers to determine whether and to what extent they will be entitled to foreign tax credits as well as with respect to the determination of the foreign tax credit limitation. Alternatively, any Canadian withholding tax may be taken as a deduction against taxable income, provided the U.S. Holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year. In general, special rules will apply to the calculation of foreign tax credits in respect of dividend income that is subject to preferential rates of U.S. federal income tax.

Non-U.S. Holders

A dividend paid to a non-U.S. Holder of the Common Shares will generally not be subject to U.S. federal income tax unless the dividend is effectively connected with the conduct of trade or business by the non-U.S. Holder within the United States (and is attributable to a permanent establishment or fixed base the non-U.S. Holder maintains in the United States if an applicable income tax treaty so requires as a condition for the non-U.S. Holder to be subject to U.S. taxation on a net income basis on income from the Common Shares). A non-U.S. Holder generally will be subject to tax on an effectively connected dividend in the same manner as a U.S. Holder. A corporate non-U.S. Holder under certain circumstances may also be subject to an additional “branch profits tax,” the rate of which may be reduced pursuant to an applicable income tax treaty.

Taxation of Capital Gains

U.S. Holders

Subject to the PFIC rules discussed below, on a sale or other taxable disposition of the Common Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted basis in the Common Shares and the amount realized on the sale or other disposition, each determined in U.S. dollars. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Common Shares have been held for more than one year. In general, any adjusted net capital gain of an individual is subject to a maximum federal income tax rate of 20%. Capital gains recognized by corporate U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income. The deductibility of capital losses is subject to limitations.

Any gain a U.S. Holder recognizes generally will be U.S. source income for U.S. foreign tax credit purposes, and, subject to certain exceptions, any loss will generally be a U.S. source loss. If a Canadian tax is paid on a sale or other disposition of the Common Shares, the amount realized will include the gross amount of the proceeds of that sale or disposition before deduction of the Canadian tax. The generally applicable limitations under U.S. federal income tax law on crediting foreign income taxes may preclude a U.S. Holder from obtaining a foreign tax credit for any Canadian tax paid on a sale or other disposition of the Common Shares. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult with their own tax advisers regarding the application of such rules. Alternatively, any Canadian tax paid on the sale or other disposition of the Common Shares may be taken as a deduction against taxable income, provided the U.S. Holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year.

Non-U.S. Holders

A non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Common Shares unless (i) the gain is effectively connected with the conduct of trade or business by the non-U.S. Holder within the United States (and is attributable to a permanent establishment or fixed base the non-U.S. Holder maintains in the United States if an applicable income tax treaty so requires as a condition for the non-U.S. Holder to be subject to U.S. taxation on a net income basis on income from the Common Shares), or (ii) in the case of a non-U.S. Holder who is an individual, the holder is deemed present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions apply. Any effectively connected gain of a corporate non-U.S. Holder may also be subject under certain circumstances to an additional “branch profits tax,” the rate of which may be reduced pursuant to an applicable income tax treaty.

Passive Foreign Investment Company Rules

A special set of U.S. federal income tax rules applies to a foreign corporation that is a PFIC for U.S. federal income tax purposes. As noted above, based on our audited financial statements, income tax returns, and relevant market data, we believe that we likely will not be classified as a PFIC in the September 30, 2019 taxable year. There can be no assurance, however, that the company has not been classified as a PFIC in any prior taxable year or that the company will not be considered to be a PFIC for any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within the company’s control, generally cannot be determined until the close of the taxable year in question, and is determined annually.

In general, a non-US corporation is a PFIC if in any taxable year either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the quarterly average value of its assets is attributable to assets that produce or are held to produce “passive income.” In applying these tests, the company generally is treated as holding its proportionate share of the assets and receiving its proportionate share of the income of any other corporation in which the company owns at least 25% by value of the shares. Passive income for this purpose generally includes dividends, interest, royalties, rent and capital gains, but generally does not include certain rents and royalties derived in an active business. Passive assets are those assets that are held for production of passive income or do not produce income at all. Thus, cash will be a passive asset. Interest, including interest on working capital, is treated as passive income for purposes of the income test. Without taking into account the value of its goodwill, more than 50% of the company’s assets by value would be passive so that the company would be a PFIC under the asset test. Based upon its current operations, its goodwill (the value of which is based on our belief of the estimated fair market value of the company in excess of book value) will likely be attributable to its activities that will generate active income and, to such extent, should be treated as an active asset. The determination of whether a foreign corporation is a PFIC is a factual determination made annually and is therefore subject to change. Subject to exceptions pursuant to certain elections that generally require the payment of tax, once stock in a foreign corporation is stock in a PFIC in the hands of a particular shareholder that is a United States person, it remains stock in a PFIC in the hands of that shareholder.

If we are treated as a PFIC, contrary to the tax consequences described in “Taxation of Dividends” and “Taxation of Capital Gains” above, a U.S. Holder that does not make an election described in the succeeding two paragraphs would be subject to special rules with respect to (i) any gain realized on a sale or other disposition of Common Shares (for purposes of these rules, a disposition of Common Shares includes many transactions on which gain or loss is not realized under general U.S. federal income tax rules) and (ii) any “excess distribution” by the company to the U.S. Holder (generally, any distribution during a taxable year in which distributions to the U.S. Holder on the Common Shares exceed 125% of the average annual taxable distributions (whether actual or constructive and whether or not out of earnings and profits) the U.S. Holder received on the Common Shares during the preceding three taxable years or, if shorter, the U.S. Holder’s holding period for the Common Shares). Under those rules, (i) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the Common Shares, (ii) the amount allocated to the taxable year in which the gain or excess distribution is realized would be taxable as ordinary income in its entirety and not as capital gain, would be ineligible for the reduced qualified dividend rates, and could not be offset by any deductions or losses, and (iii) the amount allocated to each prior year, with certain exceptions, would be subject to tax at the highest tax rate in effect for that year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each of those years.

The special PFIC rules described above will not apply to a U.S. Holder if the U.S. Holder makes a timely election, which remains in effect, to treat the company as a “qualified electing fund” (QEF) in the first taxable year in which the U.S. Holder owns Common Shares and the company is a PFIC and if the company complies with certain requirements. Instead, a shareholder of a QEF generally is currently taxable on a pro rata share of the company’s ordinary earnings and net capital gain as ordinary income and long-term capital gain, respectively. Neither that ordinary income nor any actual dividend from the company would qualify for the 20% maximum federal income tax rate on dividends described above if the company is a PFIC in the taxable year the ordinary income is realized or the dividend is paid or in the preceding taxable year. A QEF election cannot be made unless the company provides U.S. Holders the information and computations needed to report income and gains pursuant to a QEF election. The company expects that it will not provide this information. It is, therefore, likely that U.S. Holders would not be able to make a QEF election in any year the company is a PFIC.

In lieu of a QEF election, a U.S. Holder of stock in a PFIC that is considered marketable stock could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the stock and the U.S. Holder’s adjusted basis in the stock. Losses would be allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years. A U.S. Holder’s adjusted basis in Common Shares will be adjusted to reflect the amounts included or deducted with respect to the mark-to-market election. If the mark-to-market election were made, the rules set forth in the second preceding paragraph would not apply for periods covered by the election. A mark-to-market election will not apply during any later taxable year in which the company does not satisfy the tests to be a PFIC. In general, the Common Shares will be marketable stock if the Common Shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter on a national securities exchange that is registered with the SEC or on a designated national market system or on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. Under current law, the mark-to-market election may be available to U.S. Holders of Common Shares because the Common Shares are listed on The Nasdaq Capital Market, which should constitute a qualified exchange for this purpose, although there can be no assurance that the Common Shares will be “regularly traded” for purposes of the mark-to-market election.

If we are treated as a PFIC, each U.S. Holder generally will be required to file a separate annual information return with the IRS with respect to the company (and any lower-tier PFICs). A failure to file this return will suspend the statute of limitations with respect to any tax return, event, or period to which such report relates (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the Common Shares). Given the complexities of the PFIC rules and their potentially adverse tax consequences, U.S. Holders of Common Shares are urged to consult their tax advisers about the PFIC rules.

Medicare Surtax on Net Investment Income

Non-corporate U.S. Holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their “net investment income” (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Common Shares). Absent an election to the contrary, if a QEF election is available and made, QEF inclusions will not be included in net investment income at the time a U.S. Holder includes such amounts in income, but rather will be included at the time distributions are received or gains are recognized. Non-corporate U.S. Holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of the Common Shares, in particular the applicability of this surtax with respect to a non-corporate U.S. Holder that makes a QEF or mark-to-market election in respect of their Common Shares.

Information Reporting and Backup Withholding

Dividends paid on, and proceeds from the sale or other disposition of, Common Shares to a U.S. Holder generally will be subject to information reporting requirements and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number or otherwise establishes an exemption. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided certain required information is furnished to the Internal Revenue Service on a timely basis. A non-U.S. Holder generally will be exempt from these information reporting requirements and backup withholding tax but may be required to comply with certain certification and identification procedures in order to establish its eligibility for exemption.

Under U.S. federal income tax law and U.S. Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements.

Reporting Obligations of Individual Owners of Foreign Financial Assets

Section 6038D of the U.S. Internal Revenue Code generally requires U.S. individuals (and possibly certain entities that have U.S. individual owners) to file IRS Form 8938 if they hold certain “specified foreign financial assets,” the aggregate value of which exceeds $50,000 on the last day of the year or $75,000 at any time during the year. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-US. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. Persons who are required to report foreign financial assets and fail to do so may be subject to substantial penalties.

Foreign Account Tax Compliance Act

Under certain circumstances, the company or its paying agent may be required, pursuant to the Foreign Account Tax Compliance Act and the regulations promulgated thereunder (“FATCA”), to withhold U.S. tax at a rate of 30% on all or a portion of payments of dividends or other corporate distributions to U.S. Holders which are treated as “foreign pass-thru payments” made on or after the date that is two years after the issuance of final treasury regulations providing a definition of foreign pass-thru payments are published, if such payments are not in compliance with FATCA. Such regulations have not yet been issued. The rules regarding FATCA and “foreign pass-thru payments, “including the treatment of proceeds from the disposition of the Ordinary Shares, are not completely clear, and further guidance is expected from the IRS that would clarify how FATCA might apply to dividends or other amounts paid on or with respect to the Common Shares.

Canadian Federal Income Tax Consequences

The following summary of the material Canadian federal income tax consequences is stated in general terms and is not intended to be legal or tax advice to any particular shareholder. Each shareholder or prospective shareholder is urged to consult his or her own tax advisor regarding the tax consequences of his or her purchase, ownership and disposition of Common Shares. The tax consequences to any particular holder of Common Shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdiction in which that holder is subject to taxation, the place where that holder is resident and, generally, according to that holder’s particular circumstances.

This summary is applicable only to holders who are resident in the United States for income tax purposes, have never been resident in Canada for income tax purposes, deal at arm’s length with the company, hold their Common Shares as capital property and who will not use or hold the Common Shares in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a United States holder that is an issuer that carries on business in Canada and elsewhere.

This summary is based upon the provisions of the Income Tax Act (Canada) and the regulations thereunder (collectively, the Tax Act or ITA) and the Canada-United States Tax Convention (the Tax Convention) at the date of this prospectus and the current administrative practices of the Canada Revenue Agency. This summary does not take into account provincial income tax consequences. The comments in this summary that are based on the Tax Convention are applicable to U.S. Holders only if they qualify for benefits under the Tax Convention. Management urges each holder to consult his own tax advisor with respect to the income tax consequences applicable to him in his own particular circumstances.

Non-Resident Holders

The summary below is restricted to the case of a holder (a Holder) of one or more Common Shares who for the purposes of the Tax Act is a non- resident of Canada, holds his Common Shares as capital property and deals at arm’s length with the company.

Dividends

A Holder will be subject to Canadian withholding tax (Part XIII Tax) equal to 25%, or such lower rates as may be available under an applicable tax treaty, of the gross amount of any dividend paid or deemed to be paid on his Common Shares. The company will be required to withhold the applicable amount of Part XIII Tax from each dividend so paid and remit the withheld amount directly to the Receiver General for Canada for the account of the Holder.

Disposition of Common Shares

A Holder who disposes of Common Shares, including by deemed disposition on death, will not be subject to Canadian tax on any capital gain thereby realized unless the Common Share constituted “taxable Canadian property” as defined by the Tax Act. Generally, a common share of a public corporation will not constitute taxable Canadian property of a Holder unless he held the Common Share as capital property used by him carrying on a business in Canada, or he, persons with whom he did not deal at arm’s length or partnerships in which he or persons with whom he did not deal at arm’s length held an interest, alone or together held or held options to acquire, at any time within the 60 months preceding the disposition, 25% or more of the issued shares of any class of the capital shares of the company and at any time during the 60 months preceding the disposition more than 50% of the value of the common shares is derived from, or from an interest in, Canadian real estate, including Canadian resource or timber resource properties.

Holders Resident in the United States

A Holder who is a resident of the United States and realizes a capital gain on disposition of Common Shares that was taxable Canadian property will, if qualified for benefits under the Tax Convention, generally be exempt from Canadian tax thereon unless (a) more than 50% of the value of the Common Shares is derived from, or from an interest in, Canadian real estate, including Canadian natural resource properties, (b) the Common Shares formed part of the business property of a permanent establishment that the Holder has or had in Canada within the 12 months preceding disposition, or (c) the Holder (i) was a resident of Canada at any time within the ten years immediately preceding the disposition, and for a total of 120 months during any period of 20 consecutive years, preceding the disposition, (ii) owned the Common Shares when he ceased to be resident in Canada, and (iii) the common shares were not subject to a deemed disposition on the Holder’s departure from Canada.

Inclusion in Taxable Income

A Holder who is subject to Canadian tax in respect of a capital gain realized on disposition of Common Shares must include one half of the capital gain (“taxable capital gain”) in computing his taxable income earned in Canada. The Holder may, subject to certain limitations, deduct one half of any capital loss (“allowable capital loss”) arising on disposition of taxable Canadian property from taxable capital gains realized in the year of disposition in respect to taxable Canadian property and, to the extent not so deductible, from such taxable capital gains of any of the three preceding years or any subsequent year.

Subject to certain exceptions, a non-resident person who disposes of taxable Canadian property must notify the Canada Revenue Agency either before or after the disposition (within ten days of the disposition).

PLAN OF DISTRIBUTION

  Subject to any restrictions on trading in a selling shareholer's applicable jurisdiction, each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares included in the registration statement of which this prospectus is a part, on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Common Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

A selling shareholder may use any one or more of the following methods when selling securities:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
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block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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settlement of short sales;
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in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;
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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
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a combination of any such methods of sale; or
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any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. The selling shareholders may also sell Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Common Shares offered by them will be the purchase price of the Common Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, Common Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Once sold under the registration statement of which this prospectus is a part, the Common Shares will be freely tradable in the United States in the hands of persons other than our affiliates.

Listing

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “EDSA.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc. located at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, and its telephone number is 1-800-564-6253.

DESCRIPTION OF SECURITIES

The selling shareholders are offering 3,602,788 of our Common Shares. The following is a brief description of the securities the selling shareholders are offering. This summary does not purport to be complete in all respects. The following summary description of our capital shares is based on the provisions of our Notice of Articles and Articles. This information is qualified entirely by reference to the applicable provisions of our Articles and the British Columbia Business Corporations Act. For information on how to obtain copies of our Notice of Articles and Articles, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information.”

Description of Capital Shares

We are authorized to issue an unlimited number of common shares, no par value, and preferred shares, no par value. As of February 21, 2020, there were 8,859,159 Common Shares outstanding and no preferred shares outstanding.

Common Shares

The holders of our Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred shares, the holders of Common Shares are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our Common Shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred shares. Holders of Common Shares have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our Common Shares. Common Shares outstanding, and to be issued, are, and will be, fully paid and non-assessable. Additional shares of authorized Common Shares may be issued, as authorized by our board of directors from time to time, without shareholder approval, except as may be required by applicable stock exchange requirements.

Certain Provisions of Our Charter Documents and British Columbia Law

Anti-takeover Provisions of our Articles

In addition to the board of directors’ ability to issue preferred shares, our Articles, as amended, contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors. These provisions include a supermajority vote requirement for business combinations.

Advance Notice Procedures for Shareholder Proposals

Effective October 31, 2013, our board of directors adopted an advance notice policy (the “Advance Notice Policy”) with immediate effect for the purpose of providing our shareholders, directors and management with a clear framework for nominating our directors in connection with any annual or special meeting of shareholders. The Advance Notice Policy was approved by the shareholders at our annual meeting on February 13, 2014.

Purpose of the Advance Notice Policy. Our directors are committed to: (i) facilitating an orderly and efficient annual general or, where the need arises, special meeting, process; (ii) ensuring that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allowing shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation. The purpose of the Advance Notice Policy is to provide our shareholders, directors and management with a clear framework for nominating directors. The Advance Notice Policy fixes a deadline by which holders of record of our Common Shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form in order for any director nominee to be eligible for election at any annual or special meeting of shareholders.

Terms of the Advance Notice Policy. The Advance Notice Policy provides that advance notice to the Company must be made in circumstances where nominations of persons for election to our board of directors are made by shareholders of the Company other than pursuant to: (i) a "proposal" made in accordance with Division 7 of Part 5 of the British Columbia Business Corporations Act, or the Act; or (ii) a requisition of the shareholders made in accordance with section 167 of the Act. Among other things, the Advance Notice Policy fixes a deadline by which holders of record of our Common Shares must submit director nominations to the secretary of the Company prior to any annual or special meeting of shareholders and sets forth the specific information that a shareholder must include in the written notice to the secretary of the Company for an effective nomination to occur. No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Policy.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 nor more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Our board of directors may, in its sole discretion, waive any requirement of the Advance Notice Policy.

Provisions of British Columbia Law Governing Business Combinations

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally (“NI 62-104”). The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy”) which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

Description of Outstanding Warrants to Purchase Common Shares pursuant to which the Warrant Shares may be Issued

The following summary of certain terms and provisions of the Class A Purchase Warrants, Class B Purchase Warrants and Placement Agent Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the forms of which are filed as exhibits to our Current Report on Form 8-K filed with the SEC on January 6, 2020.

On January 8, 2020, we completed the Offering and Private Placement. In the Private Placement, we sold to investors (i) Class A Purchase Warrants to purchase an aggregate of up to 1,016,553 Common Shares, or 0.75 of a Common Share for each Common Share purchased in the Offering, and (ii) Class B Purchase Warrants to purchase an aggregate of up to 677,703 Common Shares, or 0.50 of a Common Share for each Common Share purchased in the offering.

Exercisability. The Class A Purchase Warrants will be exercisable at any time on or after July 8, 2020, the six (6) month anniversary the date of issuance (the “Class A Purchase Warrant Initial Exercise Date”), at an exercise price of $4.80 per share and will expire and cease to be exercisable on the third anniversary of the Class A Purchase Warrant Initial Exercise Date. The Class B Purchase Warrants will be exercisable at any time on or after July 8, 2020, the six (6) month anniversary the date of issuance (the “Class B Purchase Warrant Initial Exercise Date”), at an exercise price of $4.00 per share and will expire and cease to be exercisable on the four month anniversary of the Class B Purchase Warrant Initial Exercise Date. The Placement Agent Warrants will be exercisable at any time on or after July 6, 2020 (the “Placement Agent Warrant Initial Exercise Date”), at an exercise price of $3.20 per share and will expire on the fifth anniversary of the Placement Agent Warrant Initial Exercise Date. The Purchase Warrants and the Placement Agent Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of Common Shares underlying the Purchase Warrants and/or Placement Agent Warrants, as applicable, under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. If a registration statement registering the issuance of the Common Shares underlying the Purchase Warrants or Placement Agent Warrants, as applicable, under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Purchase Warrant or Placement Agent Warrants, as applicable, through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Purchase Warrants and Placement Agent Warrants. No fractional Common Shares will be issued in connection with the exercise of a Purchase Warrant or Placement Agent Warrant. In lieu of fractional shares, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of a Purchase Warrant or Placement Agent Warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Purchase Warrants and Placement Agent Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise prices of the Purchase Warrants and Placement Agent Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares.

Transferability. Subject to applicable laws, the Purchase Warrants and Placement Agent Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Purchase Warrants and Placement Agent Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Purchase Warrants or Placement Agent Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Purchase Warrants and Placement Agent Warrants will be limited.

Fundamental Transactions. If, at any time while the Purchase Warrants and/or Placement Agent Warrants are outstanding, (1) we consolidate or merge with or into another entity in which we are not the surviving entity; (2) we sell, lease, assign, convey or otherwise transfer all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of our outstanding Common Shares tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our Common Shares or compulsory share exchange pursuant to which outstanding Common Shares are effectively converted or exchange for other securities, cash or property or (5) any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding Common Shares (each, a “Fundamental Transaction”), then upon any subsequent exercise of a Purchase Warrant or Placement Agent Warrant, as applicable, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Common Shares then issuable upon exercise of the Purchase Warrant or Placement Agent Warrant, as applicable. If a Fundamental Transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Purchase Warrants and Placement Agent Warrants with the same effect as if such successor entity had been named in the Purchase Warrant or Placement Agent Warrant itself.

Rights as a Stockholder. Except as otherwise provided in the Purchase Warrants or Placement Agent Warrants or by virtue of such holder’s ownership of our Common Shares, the holder of a Purchase Warrant or Placement Agent Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises the Purchase Warrant or Placement Agent Warrant, as applicable.

Resale/Registration Rights. We are required within 45 calendar days of the Offering to file a registration statement providing for the resale of the Common Shares issued and issuable upon the exercise of the Purchase Warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 75 days of the closing of the offering, subject to certain exceptions, and to keep such registration statement effective at all times until no investor owns any Purchase Warrants or shares issuable upon exercise thereof. We filed this registration statement on Form S-1, of which this prospectus forms a part, to fulfill our contractual obligations under the Securities Purchase Agreement, Subscription Agreements and Placement Agent Warrants with the selling shareholders to provide for the resale by the selling shareholders of the Common Shares underlying the Purchase Warrants and Placement Agent Warrants.

With respect to non-U.S. investors, the Common Shares underlying the Purchase Warrants will be subject to restrictions on resale in accordance with applicable foreign laws. A form of the subscription agreement with non-U.S. investors is included as an exhibit to our Current Report on Form 8-K that was previously filed with the SEC on January 6, 2020 and incorporated by reference into the Registration Statement of which this prospectus forms a part. See “Where You Can Find Additional Information” below.

LEGAL MATTERS

The validity of the securities offered by this prospectus is being passed upon for us by Fasken Martineau DuMoulin, LLP, Toronto, Ontario, Canada, and certain other matters are being passed upon for us by Stubbs Alderton & Markiles, LLP, Sherman Oaks, California.

EXPERTS

The balance sheets of Edesa Biotech, Inc. as of September 30, 2019 and December 31, 2018 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the nine-month period ended September 30, 2019 and year ended December 31, 2018 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the transition period ended September 30, 2019 have been so incorporated in reliance on the report of MNP LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the SEC covering the Common Shares that the selling shareholders are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed or documents incorporated by reference as part of the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission filings, including this registration statement, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.edesabiotech.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the Securities and Exchange Commission. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-37619):

●
Our Annual Transition Report on Form 10-K for the nine-month period ended September 30, 2019 (filed on December 12, 2019);

●
our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, filed February 13, 2020;

●
Our Current Reports on Form 8-K, dated January 6, 2020 (filed on January 6, 2020) and dated January 8, 2020 (filed on January 9, 2020) ; and

●
The description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2015, including any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the documents that have been incorporated by reference into this prospectus, including exhibits to these documents. You should direct any requests for copies to: Investor Relations, Edesa Biotech, Inc., 100 Spy Court, Markham, Ontario L3R 5H6 Canada; telephone number (289) 800-9600.

Edesa Biotech, Inc.

 3,602,788 Common Shares

PROSPECTUS

, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.
Other Expenses of Issuance and Distribution

We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses. The following table itemizes the expenses in connection with the offering. All the amounts shown are estimates except the SEC registration fee.

Amount
SEC Registration fee	$1,872
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Transfer agent fees and expenses	1,000
Printing fees and expenses	1,000
Miscellaneous fees and expenses	1,000
Total	$54,872

ITEM 14.
Indemnification of Directors and Officers

Subject to the British Columbia Business Corporations Act, or “the Act”, our directors, former directors and alternate directors and their heirs and legal personal representatives are indemnified against any judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a stipulated legal or investigative proceeding, as set forth in our Articles. In addition, our Articles provide that we may, subject to any restrictions in the Act, indemnify any person.

Under the Act, we may indemnify (a) a current or former director or officer of the Company; (b) a current or former director or officer of another corporation at a time when that corporation is or was an affiliate of the Company; (c) a current or former director or officer of another corporation who holds or held such position at the request of the Company; or (d) an individual who at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, or officer of a partnership, trust, joint venture or other unincorporated entity (collectively, an “Eligible Party”). In certain circumstances an Eligible Party will include the heirs and personal or other legal representatives of an Eligible Party. We may indemnify an Eligible Party against any Eligible Penalty (defined below) to which the Eligible Party is or may be liable. After the final disposition of an Eligible Proceeding (defined below), we may pay all Expenses (defined below) actually and reasonably incurred by the Eligible Party in connection with such Proceeding (defined below) and must pay all such Expenses actually and reasonably incurred by the Eligible Party in connection with such Proceeding if the Eligible Party has not been reimbursed for those Expenses and is wholly successful on the merits or otherwise in the outcome of the Proceeding, or is substantially successful on the merits in the outcome of the Proceeding. Among other circumstances, we shall not indemnify or cover the Expenses of an Eligible Party if the Eligible Party did not act honestly and in good faith with a view to the best interests of the Company or if the Eligible Party (other than in connection with a civil Proceeding) did not have reasonable grounds for believing that the Eligible Party’s conduct in respect of which the Proceeding was brought was lawful. Further, we cannot indemnify or cover the Expenses of an Eligible Party in respect of any Proceeding brought by or on behalf of the Company against an Eligible Party. The Supreme Court of British Columbia may, among other things, on the applications of a corporation or an Eligible Party, order indemnification by the Company of any liability or expense incurred by an Eligible Party.

“Eligible Penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding.

“Eligible Proceeding” means any legal proceeding or investigative action, whether current, threatened, pending or completed (each, a “Proceeding”), in which an Eligible Party, or any of the Eligible Party’s heirs and personal or other legal representatives (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or Expenses related to, such Proceeding, in each case by reason of the Eligible Party’s being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, or is or was a director or officer of any corporation at a time when the corporation is or was an affiliate of the Company, or another entity at the Company’s request.

“Expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a Proceeding.

We have also entered into separate indemnification agreements with each of our directors and executive officers, which are intended to indemnify our directors and executive officers to the fullest extent permitted under the laws of the Province of British Columbia, subject to certain exceptions. Our obligations under such separate indemnification agreements are in addition to our indemnification obligations under the Act and our charter documents.

We maintain a directors’ and officers’ liability insurance policy, which insures directors and officers of the Company and its subsidiaries for losses as a result of claims based upon the directors’ and officers’ acts or omissions, including liabilities arising under the Securities Act. The policy also reimburses us for payments made pursuant to the indemnity provisions under the Act and our charter documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.
Recent Sales of Unregistered Securities.

Set forth below is information regarding our securities granted in the three years preceding the filing of this registration statement that were not registered under the Securities Act.

Description of Private Placement With The Selling Stockholders

On January 6, 2020, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain United States resident investors and Subscription Agreements (the “Subscription Agreements”) with certain non-U.S. investors providing for the issuance and sale by us of an aggregate of 1,354,691 of our common shares, in a registered direct offering (the “Offering”). In a concurrent private placement (the “Private Placement”), we agreed to sell to such investors (i) Class A Purchase Warrants to purchase an aggregate of up to 1,016,036 Common Shares, or 0.75 of a Common Share for each Common Share purchased in the Offering (the “Class A Purchase Warrants”), and (ii) Class B Purchase Warrants to purchase an aggregate of up to 677,358 Common Shares, or 0.50 of a Common Share for each Common Share purchased in the offering (the “Class B Purchase Warrants,” and together with the Class A Purchase Warrants, the “Purchase Warrants”). The price per Common Share and associated Purchase Warrants was (i) $3.20 for investors other than investors that are officers, directors, employees or consultants of the company and (ii) $4.11 for each investor that is an officer, director, employee or consultant of the company. The closing of the Offering and concurrent Private Placement occurred on January 8, 2020. The Class A Purchase Warrants will be exercisable at any time on or after July 8, 2020, the six (6) month anniversary of the closing date of the Private Placement (the “Class A Purchase Warrant Initial Exercise Date”), at an exercise price of $4.80 per share and will expire on the third anniversary of the Class A Purchase Warrant Initial Exercise Date. The Class B Purchase Warrants will be exercisable at any time on or after July 8, 2020, the six (6) month anniversary of the closing date of the Private Placement (the “Class B Purchase Warrant Initial Exercise Date”), at an exercise price of $4.00 per share and will expire on the four month anniversary of the Class B Purchase Warrant Initial Exercise Date. The exercise price and number of common shares issuable upon the exercise of the Purchase Warrants will be subject to adjustment in the event of any share dividends and splits, reverse share split, recapitalization, reorganization or similar transaction. Subject to limited exceptions, a holder of Purchase Warrants will not have the right to exercise any portion of its Purchase Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of common shares outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the holder may increase the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

We received gross proceeds of approximately $4.36 million from the sale of these securities, before deducting placement agent fees and offering expenses, and excluding the exercise of any warrants.

Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”), acted as placement agent in the United States in connection with the Offering and Private Placement pursuant to a Financial Advisory Agreement between us and Brookline dated November 5, 2019, as amended. Upon the closing of the Offering and Private Placement, Brookline received a placement agent fee equal to 6.5% of the gross proceeds from sales arranged by Brookline (or 3.5% in the case of sales to investors introduced by the company, or Company Investors). Brookline did not receive any cash placement fee with respect to non-U.S. investors.  As additional compensation, the company issued to Brookline a warrant to purchase 12,364 Common Shares, which is equal to 1.25% of the number of Common Shares sold in the Offering and concurrent Private Placement to investors introduced by Brookline (the “Brookline Warrant”). The Brookline Warrant has a term of five years and is exercisable at a price of $3.20 per share. Brookline did not receive any warrant compensation for securities issued to non-U.S investors. The company also reimbursed Brookline $55,000 for certain expenses incurred by Brookline.

The Purchase Warrants, Warrant Shares, Brookline Warrant and the Common Shares issuable upon exercise of the Brookline Warrant were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Description of Business Combination Transaction

On June 7, 2019, we completed a business combination with Edesa Biotech Research, Inc., formerly known as Edesa Biotech Inc. (“Edesa Biotech Research”), in accordance with the terms of the Share Exchange Agreement, dated March 7, 2019, by and among us, Edesa Biotech Research and the shareholders of Edesa Biotech Research. At the closing of the transaction, we acquired the entire issued share capital of Edesa Biotech Research, with Edesa Biotech Research becoming a wholly-owned subsidiary of ours.

At the closing of the transaction, Edesa Biotech Research shareholders received 6,249,780 of our common shares in exchange for the capital shares of Edesa Biotech Research and the holders of unexercised Edesa Biotech Research share options immediately prior to the closing of the transaction were issued replacement share options (“Replacement Options”) to purchase an aggregate of 297,422 of our common shares. On July 26, 2019, pursuant to the post-closing adjustment contemplated by the Share Exchange Agreement, we issued an additional 366,234 of our common shares to the Edesa Biotech Research shareholders and the holders of unexercised Edesa Biotech Research stock options immediately prior to the closing of the transaction were issued 17,701 additional Replacement Options to purchase our common shares.

Our common shares issued in the exchange transaction were issued in a transaction exempt from registration under Regulation S promulgated under the Securities Act, because the offer and sale of such securities was made to non-U.S. persons (as that term is defined in Regulation S under the Securities Act) in an offshore transaction.

Description of Warrant Exercise Agreement

On May 24, 2018, we entered into a Warrant Exercise Agreement pursuant to which warrant holders exercised warrants to purchase 1,122,076 of our common shares at an exercise price of $2.65 per share. In consideration, we issued 1,122,076 Series A Warrants and 2,244,152 Series B Warrants. In connection with the Warrant Exercise Agreement, we also issued 78,545 Series A Warrants to H.C. Wainwright & Co., LLC. We received gross proceeds of approximately $3 million. Our issuance of our warrants was made in reliance on Section 4(a)(2) of the Securities Act.

Issuance of Performance Shares

On June 26, 2017, we issued an aggregate of 54,834 performance shares remaining under our performance share plan to our President, CEO and Chairman, a director of the company and another eligible participant in the plan. Our issuance of performance shares was made in reliance on Section 4(a)(2) of the Securities Act.

ITEM 16.
Exhibits and Financial Statement Schedules

(a)
The exhibits listed under the caption “Exhibit Index” immediately preceding the signature page are filed herewith or incorporated by reference herein.

(b)
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.

ITEM 17.
Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Herewith

1.1	Financial Advisory Agreement, dated November 5, 2019, between Edesa Biotech, Inc. and Brookline Capital Markets, a division of Arcadia Securities, LLC	8-K	001-37619	1.1	January 6, 2020
1.2	Amendment to Financial Advisory Agreement, dated December 20, 2019, between Edesa Biotech, Inc. and Brookline Capital Markets, a division of Arcadia Securities, LLC	8-K	001-37619	1.2	January 6, 2020
2.1*	Share Exchange Agreement, dated as of March 7, 2019, by and between Stellar Biotechnologies Inc., Edesa Biotech Inc. and the Edesa Shareholders	8-K	001-37619	2.1	March 8, 2019
3.1	Certificate of Incorporation of the Company, dated June 12, 2007	20-F	000-54598	1(a)	February 3, 2012
3.2	Certificate of Amendment of the Company, dated April 15, 2008	20-F	000-54598	1(b)	February 3, 2012
3.3	Certificate of Continuation of the Company, dated November 25, 2009	20-F	000-54598	1(c)	February 3, 2012
3.4	Certificate of Change of Name of the Company, dated April 7, 2010	20-F	000-54598	1(f)	February 3, 2012
3.5	Amended and Restated Articles of the Company, dated April 9, 2018	8-K	001-37619	3.1	April 11, 2018
3.6	Certificate of Change of Name of the Company, dated June 7, 2019	10-K	001-37619	3.6	December 12, 2019
3.7	Notice of Articles of the Company, dated June 7, 2019	8-K	001-37619	3.1	June 10, 2019
4.1	Specimen of common share certificate	S-3	333-233567	4.1	August 30, 2019
4.2	Form of Class A Purchase Warrant issued to investors	8-K	001-37619	4.1	January 6, 2020
4.3	Form of Class B Purchase Warrant to issued to investors	8-K	001-37619	4.2	January 6, 2020
4.4	Form of Warrant issued to Brookline Capital Markets, a division of Arcadia Securities, LLC	8-K	001-37619	4.3	January 6, 2020
4.5	Form of Warrant	S-1	333-224314	4.2	May 8, 2018
5.1	Opinion of Fasken Martineau DuMoulin, LLP					X
10.1	Patent Assignment and Royalty Agreement between the Company and Frank Oakes, dated August 6, 2002	20-F	000-54598	8(a)	February 3, 2012
10.2	Advance Notice Policy, adopted October 31, 2013	10-K	000-54598	10.14	November 14, 2014
10.3	Form of Securities Purchase Agreement	S-1	333-224314	10.21	May 8, 2018
10.4@	Employment Agreement by and between the Company and Kathi Niffenegger, dated June 7, 2019	8-K	001-37619	10.1	June 10, 2019
10.5@	Employment Agreement by and between the Company and Pardeep Nijhawan, dated June 14, 2019	8-K/A	001-37619	10.2	June 20, 2019
10.6@	Employment Agreement by and between the Company and Michael Brooks, dated June 14, 2019	8-K/A	001-37619	10.3	June 20, 2019
10.7@	Form of Indemnification Agreement, by and between the Company and each of its directors and executive officers	8-K/A	001-37619	10.4	June 20, 2019
10.8@	Fixed Share Option Plan dated December 18, 2013	10-K	000-54598	10.11	November 14, 2014
10.9@	2017 Incentive Compensation Plan	8-K	001-37619	10.1	March 29, 2017
10.10@	2019 Equity Incentive Compensation Plan	8-K	001-37619	10.1	October 25, 2019
10.11	Lease, dated as of January 1, 2017, by and between the Registrant and 1968160 Ontario Inc.	8-K	001-37619	10.1	August 30, 2019
10.12+	Exclusive License Agreement, dated as of June 29, 2016, by and between the Registrant and Yissum Research Development Company	8-K	001-37619	10.2	August 30, 2019
10.13	First Amendment to Exclusive License Agreement, dated April 3, 2017, by and between the Registrant and Yissum Research Development Company	8-K	001-37619	10.3	August 30, 2019
10.14	Second Amendment to Exclusive License Agreement, dated May 7, 2017, by and between the Registrant and Yissum Research Development Company	8-K	001-37619	10.4	August 30, 2019
10.15+	Exclusive License Agreement, dated as of June 15, 2016, by and between the Registrant and Cipher Pharmaceuticals Inc.	8-K	001-37619	10.5	August 30, 2019
10.16+	License and Development Agreement, dated as of August 27, 2017, by and between the Registrant and Pendopharm, a division of Pharmascience Inc.	8-K	001-37619	10.6	August 30, 2019

10.17	Form of Securities Purchase Agreement between Edesa Biotech, Inc. and certain investors	8-K	001-37619	10.1	January 6, 2020
10.18	Form of Subscription Agreement between Edesa Biotech, Inc. and certain investors	8-K	001-37619	10.2	January 6, 2020
21.1	Subsidiaries of Edesa Biotech, Inc.	10-K	001-37619	21	December 12, 2019
23.1	Consent of MNP LLP					X
23.2	Consent of Fasken Martineau DuMoulin, LLP (included in Exhibit 5.1)					X
23.3	Consent of Stubbs, Alderton & Markiles, LLP					X
24.1	Power of Attorney (included on signature page)					X

* All schedules and exhibits to the Share Exchange Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

@ Management contract or compensatory plan or arrangement.

+ Portions of this exhibit have been omitted pursuant to Rule 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham, Province of Ontario, on February 25, 2020.

EDESA BIOTECH, INC.

By:	/s/ Michael Brooks
Michael Brooks
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pardeep Nijhawan and Kathi Niffenegger, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Pardeep Nijhawan	Director, Chief Executive Officer and Corporate (Principal Executive Officer)	February 25, 2020
Pardeep Nijhawan

/s/ Kathi Niffenegger	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2020
Kathi Niffenegger

/s/ Lorin Johnson	Director	February 25, 2020
Lorin Johnson

/s/ Sean McDonald	Director	February 25, 2020
Sean McDonald

/s/ Frank Oakes	Director	February 25, 2020
Frank Oakes

/s/ Paul Pay	Director	February 25, 2020
Paul Pay

/s/ Carlo Sistilli	Director	February 25, 2020
Carlo Sistilli

/s/ Peter van der Velden	Director	February 25, 2020
Peter van der Velden